Exhibit 10.7

LEASE

THIS LEASE MADE AND ENTERED INTO this 29th day of September, 2010 by and between YTB International, Inc., a corporation existing under the laws of the State of Illinois, with its principal place of business at 1901 East Edwardsville Road, Wood River, IL 62095, hereinafter referred to as "Lessor" who is the owner of the leased premises; and Zeiser Motors, Inc., a corporation organized and existing under the laws of the State of Missouri, whose mailing address is P.O. Box 460, St. Peters, MO 63376, hereinafter referred to as "Lessee";

WITNESSETH:

Section 1.   Term of Lease.  Lessor, for and in consideration of the covenants and agreements herein contained to be kept and observed by the Lessee, except as provided for in Section 2 herein, does hereby demise and lease to the lessee, the section of the property located at 1901 East Edwardsville Road, Wood River, IL 62095 as more fully described in Exhibit "A" attached hereto. For purposes of this Lease, the square footage of the Leased Premises shall be deemed to be 20,000 square feet. The demised premises are to be used for conducting a new and used automobile sales and service business. The initial term of the Lease shall commence January 1, 2011 and terminate December 31, 2015. Subsequent terms are defined in Section 14 herein.

Section 2.   Kia Dealer Sales and Service Agreement. The parties agree that this agreement is contingent upon Lessee entering into a Kia Dealer Sales and Service Agreement with Kia Motors America, Inc. ("Kia"). Upon the refusal of Kia to enter into such agreement with Lessee for any reason, this lease shall immediately terminate and be null and void, and the parties shall have no further liability to each other under the terms of this lease by reason of this termination.

Section 3.   Rental.  In consideration of the demise and leasing of the Premises aforesaid by said Lessor, the Lessee covenants, stipulates and agrees to pay to Lessor monthly rental payments, payable in advance on the first (1st) day of each month, the sum of Eleven Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven cents ($11,666.67). The rental rate for the initial term of this agreement is $7.00 per square foot. Subsequent adjustments are defined in Section 14 herein.

As an additional rental payment for each month during the term of this lease and any renewal thereof, Lessee agrees to pay all real estate taxes assessed on the leased premises. Beginning with the first monthly rent payment due under this Lease, and continuing thereafter, Lessee shall pay to Lessor 1/12 of its pro-rata share, based upon the of real estate taxes assessed upon the entire Subject Premises. This sum shall be determined by multiplying (a) the real estate taxes levied or assessed upon the entire premises, by (b) a fraction, the numerator of which is the total leasable square footage of the leased premises (20,000) and the denominator of which is the total leasable square footage of the entire property, (122,000 square feet), as of January 1. The real estate tax calculation will be based on the prior year tax bill. If upon receipt of the actual real estate tax bill, the amount differs from what Lessee has paid Lessor, then Lessor will either refund any overpayment by Lessee, or Lessor will provide a copy of the current real estate tax bill along with the calculation of the additional amount owed by Lessee to Lessor. Lessee will then pay to Lessor this additional amount within ten (10) days of said notification.

As a further and additional rent payment for each month during the term of this lease and any renewal thereof, Lessee shall also pay for the cost of fire and extended coverage insurance, insuring the leased premises in an amount equal to the cost necessary to replace it during the term of this Lease, which insurance shall be obtained by Lessor as hereinafter described. Beginning with the first monthly rent payment due under this Lease, and continuing thereafter, Lessee shall pay to Lessor 1/12 of its pro-rata share, based upon the annual insurance premium assessed upon the entire Subject Premises. This sum shall be determined by multiplying (a) the entire annual insurance premium levied or assessed upon the entire premises, by (b) a fraction, the numerator of which is the total leasable square footage of the leased premises (20,000) and the denominator of which is the total leasable square footage of the entire property, (122,000 square feet).

Section 4.   Duties of the Lessee.  The Lessee, for and in consideration of the letting and the covenants and agreements herein contained to be kept and observed by the Lessor, agrees and binds itself, for the term hereof, (a) to pay the rent reserved at the time and in the manner aforesaid; (b) not to make or suffer to be made any additions or alterations in or to the Premises without the written consent of Lessor which permission shall not be unreasonably withheld, (c) not to make or suffer any unlawful, improper or offensive use of the Premises; (d) except as otherwise described herein, that any lighting apparatus which may be installed on the Premises or is already on the Premises shall be the responsibility of the Lessee; (e) not to make, sell or keep for sale upon or in said demised Premises, or any part thereof, any spirituous or intoxicating liquors; (f) to permit Lessor's agent or employees at all reasonable times to enter upon and examine the Premises and make such repairs as he or his agents may think necessary for the protection thereof; (g) not to assign this Lease or to underlet the whole or any part of the Premises to any person without the prior consent in writing of Lessor; (h) to obtain and pay for all utilities including electric, gas, sewer, and water for the demised Premises; (i) to obtain and pay for all trash removal, janitorial services, and pest control for the demised Premises; 0) to pay for telephone service of the demised Premises; (k) at the end of the term herein to yield up the Premises to Lessor in the same condition of cleanliness, sightliness and repair as at the effective date of this Lease, loss by fire or other casualty, and ordinary wear and tear excepted.

Section 5.   Mechanics Liens.  Lessee shall not do or suffer anything to be done to the Leased Premises which will cause it to be encumbered by any mechanics or other lien or order for the payment of money. Lessee shall, at its own cost and expense, whenever and as often as any mechanics lien or other lien or order of payment of money shall be filed against the Leased Premises, except such as are based on acts or omissions of the Lessor or its agents, cause the same to be canceled and discharged within thirty (30) days after notice of the lien's filing. Lessee further agrees to indemnify and hold harmless Lessor from and against any and all cost, including but not limited to court costs and attorneys fees, expenses, claims, losses and damages resulting therefrom or reason thereof.

Section 6.   Duties of Lessor. Lessor, at its sole cost and expense shall:
I.    (a) repair and overlay the entire asphalt parking lot, (b) install electrical conduit for parking lot lighting at locations mutually agreeable by both parties. Lighting shall be controlled by timer that is accessible in Lessee's space, (c) install electrical conduit for pylon signage at entrance off East Edwardsville Road at a location mutually agreeable by both parties. Lighting shall be controlled by a timer that is accessible in Lessee's space, (d) install and or separate heating and cooling systems and electrical so that all utilities are separately metered by local utility for Lessee's space and the main/breaker panel shall be located in Lessee's space.

II.    (a) Lessor shall not, at any time during the term of this Lease (including any extensions or renewals thereof), directly or indirectly lease all or any portion of the Restricted Land (as hereafter defined), or any improvements thereon, to the owner or operator of any motor vehicle dealership, or otherwise suffer or allow any person to operate all or any part of a motor vehicle dealership on all or any portion of the Restricted Land, or in or on any improvements thereon, without the prior written consent of each of Lessee and Kia Motors America, Inc. ("Kia"), to be given or withheld in Lessee's and Kia's sole respective discretions. Kia's rights under this Section are independent of those of Lessee, and Kia may give or withhold its consent without regard to any consent theretofore or thereafter given or withheld by Lessee.

(b) Lessor shall not, at any time during the term of this Lease (including any extensions or renewals thereof), directly or indirectly lease all or any portion of the Restricted Building (as hereafter defined), without the prior written consent of Kia.

(c) Kia is an intended third-party beneficiary of this Section of this Lease. Neither Lessor nor Lessee may amend, supplement, waive or delete this Section of this Lease without Kia's prior written consent, which may be given or withheld in Kia's sole discretion. Any request for a consent, amendment, supplement, waiver, deletion or estoppel with respect to Kia's rights under this Agreement shall be in writing, and shall make specific reference to this Section of this Lease. No consent, amendment, supplement, waiver, deletion or estoppel shall be effective or enforceable against Kia unless given in a written instrument signed by Kia, which is clear and unambiguous. If, at any time within 360 calendar days after the expiration or termination of this Lease for any reason, Lessor enters into any new lease with Lessee (or any affiliate of Lessee) for all or any portion of the Restricted Land, or any improvements thereon, such new lease shall contain, or be deemed to contain, a provision identical in all respects to this Section of this Lease. Notwithstanding anything to the contrary contained herein, Kia shall not be bound by, or have any obligation or duty under or with respect to, any term or provision of this Lease, as it may hereafter be amended or supplemented, other than this Section. Lessor has granted the rights in this Section of this Lease to Kia for the purpose of inducing Kia to grant a Kia Dealer Sales and Service Agreement to Lessee. Without

such agreement, Lessee would not execute this Lease, and Lessor would not receive the benefits thereof. Lessor acknowledges that the foregoing is good and valuable consideration given by Kia to Lessor in exchange for the rights granted by Lessor to Kia herein.

(d) As used herein, the terms (1) "Restricted Land" shall mean the parcel or parcels of real property upon which the premises demised to Lessee under this Lease are located, and any other parcel or parcels of real property owned by Lessor (or any affiliate thereof) on the date hereof, any portion of which is located within 500 feet of the exterior boundary of the demised parcel or parcels; and (2) "Restricted Building" shall mean the building or buildings within which all or any part of the premises demised to Lessee under this Lease are located. This Section of this Lease shall be and constitute a covenant running with the Restricted Land, and binding upon Lessor and its successors in interest in ownership of the Restricted Land, and for the benefit of (1) Lessee and its successors in interest under the Lease; and (2) Kia and its successors by merger or otherwise. Upon request of Lessee or Kia, Lessor shall execute, acknowledge and record a memorandum thereof in the real property records of the County in which the Restricted Land, or any portion thereof, is located.

The Lessor covenants and agrees during the term of this Lease that Lessee shall peaceably hold and enjoy the demised Premises as aforesaid.

Section 7.   Abandonment of Premises.  Lessee shall not vacate or abandon the Premises at any time during the term hereof If Lessee shall abandon, vacate or surrender the Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor, except such property as may be encumbered to Lessor. In the event said demised premised shall be abandoned by the Lessee during said term, Lessor may take immediate possession thereof and for the remainder of the term, and shall exercise reasonable diligence to relet the same to responsible tenants and apply the proceeds upon this Lease, Lessee to remain liable for the unpaid balance of rent, if any.

Section 8.   Insurance.  A. Lessee shall provide at its expense public liability insurance, including property damage, and damages for "bodily injury" and/or "personal injury" including exemplary damages, naming Lessor as an additional insured. Such insurance policy or policies shall have a minimum limit of $2,000,000.00 for bodily injury to any one person and $2,000,000.00 for bodily injury in the aggregate; also a minimum limit for property damage of $ 2,000,000.00. A copy of the subject policy shall be delivered to Lessor upon the execution of this Agreement.

B.   Lessor shall obtain fire and extended coverage insurance on the Subject Premises, including any additions and improvements added after Commencement Date, for the benefit of LESSOR and LESSEE as their respective interests may appear, against loss or damage by fire, and all hazards covered by an "all risk" form of extended coverage insurance. The amount of the coverage to be provided by such insurance shall be such amount as will cover the full cost of repairing or replacing the damaged or destroyed fixtures, and of reconstructing and replacing the destroyed or damaged portion of the building and improvements in accordance with then applicable laws and regulations, without any reduction for depreciation. A copy of the subject policy shall be delivered to Lessee upon the execution of this Agreement.

C.   Except as provided by Illinois statute, Lessor shall not be liable for any act of omission, act of negligence, intentional act or any other act by Lessee or Lessee's employees of agents which results in a claim for damage or damages, including exemplary damages, for property loss, bodily injury and/or personal injury; but nothing in this paragraph shall be construed to exculpate Lessor from acts of negligence or willful misconduct by it, its employees or agents.

D.   Lessor and Lessee mutually agree that each releases the other for loss or damage caused to its property to the extent that said loss or damage is covered by collectible insurance.

Section 9.   Damage to the Premises by Fire, Casualty, by Taking for Public Use, or Seizure.  If the demised premises or any part thereof shall be taken for any street or other public use or shall be destroyed or damaged by fire or other casualty, or taken by action of the City of Wood River or other public authorities, or seized by the action of a federal or state authority by judgment or otherwise, after the execution hereof and before the expiration of said term, then a just proportion of the rent herein-before reserved, according to the nature and extent of the taking or injury sustained to the demised premises, or in the case of such taking, what may remain thereof, shall be put in proper condition for use and occupation by Lessor at Lessor's sole cost and expense, and in case of a taking, there shall be a permanent abatement according to the nature and extent of the premises taken; provided, however, that in case the said premises or any substantial part thereof, shall be taken for any street or other public use, or seized by a federal or state authority by execution upon a judgment or otherwise, or shall be destroyed or substantially damaged by fire or casualty, or condemned by action of the City of Wood River or other public authorities, then this lease shall terminate at the election of Lessor or Lessee. If said lease shall not be terminated, the Lessor shall proceed with expedition, but in all cases no longer than 60 days, to restore the premises to their condition before said fire or casualty, or in the case of a taking, to put what remains of said premises in proper and fit condition for use for the purposes herein stated. Should any taking exceed 5% of the square footage of the leased premises, said lease term shall terminate at the election of the Lessee.

Section 10.   Default. If either party shall fail to perform or comply with any agreement or provision hereof and shall fail to do so within thirty (30) days after receipt of written demand for compliance, unless such default shall be of such nature that same cannot be completed within such thirty (30) day period but such curing thereof has been commenced within said timeframe and shall thereafter be continued with reasonable diligence, then in each such case, upon the expiration of the time provided in this Article for the performance or compliance therewith or for curing same, the party demanding compliance may perform and comply therewith at the expense of the defaulting party.

The defaulting party shall immediately, upon the receipt of an invoice for the cost and expense thereof, pay said amount to the other party hereto. Should Lessee be the defaulting party, the cost and expense thereof shall be charged to Lessee as additional rent, which shall be paid by Lessee as herein provided. In the event that Lessor is the defaulting party, Lessee, without impairing or affecting any other of its rights hereunder, shall have the right to withhold payment of all rent, and additional rent if any, until Lessee has recouped all such costs and expenses. In any such case that Lessor is in default hereunder, Lessee, without impairing or affecting any other rights it may have for damages or otherwise, shall have the right to terminate this lease by giving written notice of its intent to do so. Upon giving said notice, the lease shall end as of the date set forth in said notice, with the same force and effect as if the date set forth were the date originally fixed for the termination of the term and any extended term thereof. In computing the time within which each party is required to comply with any covenant, agreement or provision of this lease, there shall be excluded therefrom periods of reasonable delay on the accounts of "Acts of God" or other reasonable delays.

Section 11.   Attorney's Fees.  If any action at law or in equity shall be brought on account of any breach of, or to enforce or interpret any of the covenants, terms or conditions of this Lease, or for the recovery of the possession of the demised Premises, the prevailing party shall be entitled to recover from the losing party, reasonable attorney's fees, the amount which shall be fixed by the court and shall be made a part of any judgment or decree entered.

Section 12.   Prohibition of Involuntary Assignment; Effect of Bankruptcy or Insolvency.

(a) Prohibition of Involuntary Assignment. Neither this Lease nor the leasehold estate of Lessee nor any interest of Lessee hereunder in the demised Premises or in the building or improvements thereon shall be subject to involuntary assignment, transfer or sale, or to assignment, transfer or sale by operation of law in any manner whatsoever (except through statutory merger or consolidation, or devise or intestate succession). Any such attempt at involuntary assignment, transfer or sale shall be void and of no effect.

(b) Effect of Bankruptcy. Without limiting the generality of the provisions of the preceding Subsection (a) of this Section, Lessee agrees that in the event any proceedings under the Bankruptcy Act or any amendment thereto are commenced by or against Lessee, and , if against Lessee, such proceedings shall not be dismissed before either an adjudication in bankruptcy or the confirmation of a composition, arrangement or plan or reorganization, or in the event Lessee is adjudged insolvent or makes an assignment for the benefit of its creditors, or if a receiver is appointed in any proceeding or action to which Lessee is a party, with authority to take possession or control of the demised Premises or the business conducted thereon by Lessee, and such receiver is not discharged within a period of thirty (30) days after his appointment, any such event or any involuntary assignment prohibited by the provisions of the preceding Subsection (a) of this Section shall be deemed to constitute a breach of this Lease by Lessee and shall, at the election of Lessor, but not otherwise, without notice or entry of other action of Lessor terminate this Lease and also all rights of Lessee under this Lease and in and to the demised Premises and also all rights of any and all persons claiming under Lessee.

Section 13.   Signs.  Lessee shall abide by City of Wood River municipal ordinance in the construction and display of any signs or advertising on the leased premises. Lessee further agrees to not construct or permit any signs or advertisements displaying or advertising any products or services not offered for sale or available from Lessee upon the demised premises.

Section 14.   Option to Renew. If Lessee remains in actual possession of the leased Premises and is in compliance with all of Lessee's duties and obligations under this Lease agreement, Lessee shall have three (3) options to renew this Lease agreement for additional five (5) year periods under the same terms and conditions except as to rent. In order to exercise the option to renew this Lease agreement as set forth herein, Lessee must deliver to Lessor written notice of Lessee's intent to renew this Lease agreement for an additional five (5) year period at least one-hundred-eighty (180) days prior to the end of the original Lease term, and at least one-hundred-eighty (180) days prior to the end of each renewed term thereafter. In the event the Lessee exercises the option to renew as aforesaid, the renewal rate shall be determined by multiplying (a) the base rental rate of $7.00 per square foot, by (b) the average of the annual CPI Index for the initial term of the lease expressed as a percentage.

Section 15.   Right of First Refusal.  If Lessor shall receive a bona fide offer (original offer) for the acquisition of its interest in the property located at 1901 East Edwardsville Road, or any part thereof, which is deemed to be satisfactory to Lessor, then it shall give to Lessee the privilege of acquiring said interest in the real estate on the same terms as the original offer.

Any notice of an original offer shall be sent by certified U.S. Mails to Lessee, which notice shall include a true, correct and complete copy of the original offer. Any acceptance to purchase at the same price and on the same terms as the original offer shall be in writing sent by U.S. Mails postmarked within a period of thirty (60) days after the mailing of the notice. The failure of Lessee to accept within said sixty (60) day period shall operate to terminate and nullify any such right of first refusal and privilege granted herein, otherwise such right of first refusal shall remain in full force and effect.

Section 16.   Remedies Cumulative.  All remedies hereinbefore and hereafter conferred available to the parties shall be deemed cumulative and no one exclusive of the other, or of any other remedy conferred by law.

Section 17.   Time of Essence.  Time is of the essence of this Lease, and of each and every covenant, term, condition and provision hereof.

Section 18.   Maintenance:  Lessee is responsible for keeping the outside sidewalks immediately adjoining the Leased Premises clear from ice and snow, using only ice melter or other harmless agent on the concrete as to not deteriorate the concrete. Lessee agrees to change the smoke detector batteries on a regular basis. It is the responsibility of the Lessee to maintain and replace all smoke detector equipment as needed. Lessee agrees to maintain and replace all emergency exit signs, emergency lights, and fire extinguishers as needed. Lessee agrees to replace heating and air conditioning filters and perform visual inspections of the heating and air conditioning systems at least once every three months. Lessee will immediately inform Lessor of any noticeable malfunction in the system. If Lessor observes filters not being replaced by Lessee as prescribed, at the option of the Lessor, the Lessor shall have a professional technician change filters at the expense of the Lessee. Lessor is responsible for the maintenance, repairs, and replacement of the heating and air conditioning equipment for any repair that exceeds $150.00 unless the repair was due to or caused by neglect or misuse by the Lessee. Lessee is responsible for paying the first $150.00 on each service call for the maintenance, repairs, and replacement of the heating and air conditioning equipment. Lessee is responsible for paying the first $150.00 on each service call for the maintenance, repairs, and replacement of the plumbing or plumbing fixtures. Lessee is responsible for paying the first $150.00 on each service call for the maintenance, repairs, and replacement of the electrical or electrical fixtures. The Lessor's prior written approval is required on any repair, or replacement of the heating and air conditioning equipment or plumbing or plumbing fixtures or electrical or electrical fixtures. Lessee will pay to Lessor the amount due within ten (10) days of said notification.

Section 19.   Indemnification:  Lessee shall indemnify and save Lessor harmless from and against any and all claims, actions, damages, liability, and expenses in connection with loss of fire, personal injury, and/or damage to property arising from or out of any occurrence in, upon, or at the Leased Premises, or the occupancy of use by Lessee of the Leased Premises or any part thereof, or occasional wholly or in part by any act or omission by Lessee, Lessee's employees, agents, invitees, customers, or licensees. Lessor shall indemnify and save Lessee harmless to the same extent as above set forth for Lessee, but applicable to claims or causes of action arising out of the areas under Lessor's control.

Section 20.   Miscellaneous Provisions:

(a) NOTICE: Service of any notice required or agreed to by given hereunder shall be sufficient if given by certified or registered mail, addressed by Lessor to Lessee at the Leased Premises or by Lessee to Lessor at the place where Lessee's rent is payable unless otherwise changed in writing by Lessor. Any notice so mailed shall be deemed to have been given as of the time the same is received by the respective party.

(b) PARTIAL INVALIDITY: If any terms, covenant, or condition of this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby.

(c) ATTORNMENT, NON-DISTURBANCE AND SUBORDINATION: This agreement shall be subject to an attornment, non-disturbance and subordination agreement between Lessee and the current mortgage-holder of the subject premises. Lessee agrees to subordinate this lease to the lien of any mortgage hereafter placed on the subject premises and shall upon request to execute a subordination agreement; provided, however, that possession of Lessee shall not be disturbed as long as Lessee shall not be in default of any covenants under this agreement and further provided that Lessee and the subsequent mortgage-holder enter into an attornment, non-disturbance and subordination agreement.

(d) BINDING EFFECT: Each provision of this Lease shall extend to and bind and inure to the benefit of the heirs, legal representatives, successors, and/or assigns or respective parties hereto.

(e) ENTIRE AGREEMENT: This Lease and the exhibits (if applicable) attached hereto set forth all the covenants, promises, and agreements between Lessee and Lessor concerning the Leased Premises, and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, other than herein set forth. No subsequent alteration, amendment, change, or addition to this Lease shall be binding unless reduced to writing and signed by both parties.

(f) AT THE TERMINATION OF THIS LEASE BY LAPSE OF TIME OR OTHERWISE: (i) All installations, additions, hardware, non-trade fixtures and improvements, temporary or permanent, in or upon the Premises, except movable furniture and equipment belonging to Lessee, whether placed there by Lessee or Lessor, shall be Lessor's property and shall remain upon the Premises, all without compensation, allowance or credit to Lessee, provided, however, that if prior to such termination or within ten (10) days thereafter Lessor so directs by notice, Lessee shall promptly at its cost, remove the installations, additions, hardware, non-trade fixtures and improvements placed in or upon the Premises by Lessee as designated in the notice and shall repair any damage caused by such removal, failing which Lessor may remove the same and Lessee shall, upon demand, pay to Lessor the cost of such removal, and of any necessary restoration of the Premises plus interest thereon at the rate of nine percent (9%) per annum if not paid within 30 days of demand for same. (ii) All fixtures and installations, and all personal property not removed from the Premises upon termination of this Lease and not required by Lessor to have been removed as provided herein shall be conclusively presumed to have been abandoned by Lessee, and title thereto shall pass to Lessor under this Lease.

(g) APPLICABLE LAW: The Laws of the State of Illinois shall govern the validity, performance, and enforcement of this Lease.

Section 21.                      General Provisions. The word "Lessor" and the word "Lessee" herein shall be construed to have either singular or plural meaning if there shall be more than one of either. No waiver of any default shall be considered or construed as a waiver of any other or subsequent default. Lessor shall not be liable for any damages solely from acts or neglects of co-tenants or other occupants of the said building.

Section 22.   Rent Checks.  Lessee shall make rent payments to: YTB International, Inc., 1901 East Edwardsville Road, Wood River, IL 62095 unless otherwise notified in writing by Lessor.

Section 23.   Section Captions.  The captions appearing under the Section number designations of this Lease are for convenience only and are not part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

IN WITNESS WHEREOF, the parties have executed this agreement or caused this LEASE to be executed and sealed by their duly authorized representatives the day, month, and year first above written.

YTB INTERNATIONAL, INC. – LESSOR

By /s/ Robert M. Van Patten
      President

ZEISER MOTORS, INC. – LESSEE

By /s/ David G. Zeiser
      David G. Zeiser - President

Exhibit A